Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
FIRST QUARTER 2022 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Monday, May 16, 2022) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced operational and financial results for the three months ended March 31, 2022 and declared a quarterly cash dividend of $0.24 per common share.

•Reported net earnings of $6.1 million, or $1.39 per diluted common share, on revenues of $774.2 million for the first quarter of 2022, compared to net earnings of $2.8 million, or $0.66 per diluted common share, on revenues of $325.5 million for the first quarter of 2021.

•Generated net cash provided by operating activities of $5.9 million for the first quarter of 2022, versus $23.0 million for the first quarter of 2021. The decrease was primarily driven by changes in working capital, partially offset by an increase in the market price of crude oil.

•Reported adjusted net loss of $1.0 million, or a loss of $0.24 per diluted common share, for the first quarter of 2022, compared to an adjusted net loss of $2.6 million, or a loss of $0.61 per diluted common share, for the first quarter of 2021.

•Produced adjusted cash flow for the first quarter of 2022 of $4.0 million versus $2.0 million for the first quarter of 2021.

Adjusted net earnings (losses), adjusted earnings (losses) per diluted common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables later in this release.

Additional Highlights for Q1 2022

•Grew its cash and cash equivalents position to $99.3 million at March 31, 2022, which represented a 2% increase from $97.8 million at December 31, 2021.

•Increased its financial flexibility with liquidity of $133.2 million at March 31, 2022, including cash and cash equivalents and $33.9 million available under the Company’s $40.0 million Credit Agreement.

•Adam’s crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), marketed 90,385 barrels per day (“bpd”) of crude oil during the first quarter of 2022, compared to

82,889 bpd during the first quarter of 2021 and 91,640 bpd during the fourth quarter of 2021. GulfMark held 404,636 barrels of crude oil inventory at March 31, 2022, compared to 259,489 barrels at December 31, 2021.

•The collective fleet of Service Transport Company (“Service Transport”), Adams’ liquid chemicals, pressurized gases, asphalt and dry bulk transportation subsidiary, traveled 6.80 million miles during the first quarter of 2022, versus 6.93 million miles during the first quarter of 2021 and 6.79 million miles during the fourth quarter of 2021.

•Adams’ crude oil pipeline and storage segment, which was established following the purchase of the Victoria Express Pipeline System (“VEX Pipeline System”) in October 2020, further expanded its scope of operations during the first quarter of 2022. Pipeline throughput increased to 10,486 bpd for the first quarter of 2022 from 2,956 bpd for the first quarter of 2021 and 9,988 bpd for the fourth quarter of 2021, and terminalling volumes grew to 10,948 bpd for the first quarter of 2022 from 4,912 bpd in the first quarter of 2021 and 10,282 bpd for the fourth quarter of 2021.

Kevin J. Roycraft, Adams’ Chief Executive Officer, commented, “We were pleased with our strong start to 2022 - both operationally and on the financial front. All three of our segments made important progress on the execution of targeted initiatives designed to profitably sustain and grow their respective businesses for the long-term benefit of our shareholders, and I want to thank all of our team members for their steadfast dedication to providing our customers with a safe, efficient and best-in-class service offering.”

Capital Investments and Dividends

During the first quarter of 2022, the Company spent capital of $3.7 million for tractors and other field equipment. In addition, Adams paid dividends of $1.1 million, or $0.24 per common share.

Adams’ Board of Directors has declared a quarterly cash dividend for the first quarter of 2022 of $0.24 per common share, payable on June 17, 2022, to shareholders of record as of June 3, 2022. Adams’ has consistently paid a dividend since 1994.

Outlook

Mr. Roycraft concluded, “We look forward to further executing our plan to drive increased efficiencies across the organization. Supporting our efforts remains our well-established and continued strong financial position, which included a liquidity position of more than $140 million at the end of this year’s first quarter. As in the past, we will continue to leverage our significant operational expertise and financial flexibility to execute on opportunities designed to prudently grow our business. We also remain squarely focused on providing significant value for our shareholders, including providing a regular return on capital through the consistent payment of our quarterly cash dividend.”

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net earnings (losses) and adjusted earnings (losses) per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities, earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do. The non-GAAP financial measures are defined and reconciled in the financial tables below.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in crude oil marketing, transportation, terminalling and storage and tank truck transportation of liquid chemicals and dry bulk through its subsidiaries, GulfMark Energy, Inc., Service Transport Company, Victoria Express Pipeline, LLC and GulfMark Terminals, LLC. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, and any other risk factors included in Adams’ reports filed with the Securities and Exchange Commission. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021
Revenues:
Marketing	$747,555	$304,023
Transportation	26,690	21,235
Pipeline and storage	—	233
Total revenues	774,245	325,491

Costs and expenses:
Marketing	735,647	295,207
Transportation	20,865	17,460
Pipeline and storage	554	544
General and administrative	4,018	3,376
Depreciation and amortization	5,013	5,053
Total costs and expenses	766,097	321,640

Operating earnings	8,148	3,851

Other income (expense):
Interest and other income	24	134
Interest expense	(114)	(220)
Total other (expense) income, net	(90)	(86)

Earnings before income taxes	8,058	3,765
Income tax provision	(1,968)	(957)

Net earnings	$6,090	$2,808

Earnings per share:
Basic net earnings per common share	$1.40	$0.66
Diluted net earnings per common share	$1.39	$0.66

Dividends per common share	$0.24	$0.24

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$99,295	$97,825
Restricted cash	8,850	9,492
Accounts receivable, net of allowance for doubtful accounts	212,454	137,789
Accounts receivable – related party	1	2
Inventory	42,382	18,942
Derivative assets	1,145	347
Income tax receivable	5,140	6,424
Prepayments and other current assets	1,705	2,389
Total current assets	370,972	273,210

Property and equipment, net	86,543	88,036
Operating lease right-of-use assets, net	6,699	7,113
Intangible assets, net	3,126	3,317
Other assets	2,777	3,027
Total assets	$470,117	$374,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$259,451	$168,224
Accounts payable – related party	47	—
Derivative liabilities	1,102	324
Current portion of finance lease obligations	3,293	3,663
Current portion of operating lease liabilities	2,258	2,178
Other current liabilities	10,828	11,622
Total current liabilities	276,979	186,011
Other long-term liabilities:
Asset retirement obligations	2,391	2,376
Finance lease obligations	8,903	9,672
Operating lease liabilities	4,445	4,938
Deferred taxes and other liabilities	11,878	11,320
Total liabilities	304,596	214,317

Commitments and contingencies

Shareholders’ equity	165,521	160,386
Total liabilities and shareholders’ equity	$470,117	$374,703

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2022	2021
Operating activities:
Net earnings	$6,090	$2,808
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	5,013	5,053
Gains on sales of property	(491)	(83)
Provision for doubtful accounts	(5)	(1)
Stock-based compensation expense	195	185
Deferred income taxes	561	(829)
Net change in fair value contracts	(20)	(21)
Changes in assets and liabilities:
Accounts receivable	(74,660)	(11,268)
Accounts receivable/payable, affiliates	48	(13)
Inventories	(23,440)	(9,887)
Income tax receivable	1,284	1,650
Prepayments and other current assets	684	(657)
Accounts payable	91,211	36,127
Accrued liabilities	(775)	51
Other	178	(114)
Net cash provided by operating activities	5,873	23,001

Investing activities:
Property and equipment additions	(3,694)	(170)
Proceeds from property sales	856	1,005
Net cash (used in) provided by investing activities	(2,838)	835

Financing activities:
Principal repayments of finance lease obligations	(1,139)	(1,014)
Payment for financed portion of VEX acquisition	—	(2,500)
Dividends paid on common stock	(1,068)	(1,025)
Net cash used in financing activities	(2,207)	(4,539)

Increase in cash and cash equivalents, including restricted cash	828	19,297
Cash and cash equivalents, including restricted cash, at beginning of period	107,317	52,065
Cash and cash equivalents, including restricted cash, at end of period	$108,145	$71,362

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021
Reconciliation of Adjusted Cash Flow to Net Earnings:
Net earnings	$6,090	$2,808
Add (subtract):
Income tax provision	1,968	957
Depreciation and amortization	5,013	5,053
Gains on sales of property	(491)	(83)
Stock-based compensation expense	195	185
Inventory liquidation gains	(8,717)	(6,943)
Net change in fair value contracts	(20)	(21)
Adjusted cash flow	$4,038	$1,956

	Three Months Ended
	March 31,
	2022	2021
Adjusted net (losses) earnings and (losses)
earnings per common share (Non-GAAP):
Net earnings	$6,090	$2,808
Add (subtract):
Gains on sales of property	(491)	(83)
Stock-based compensation expense	195	185
Net change in fair value contracts	(20)	(21)
Inventory liquidation gains	(8,717)	(6,943)
Tax effect of adjustments to earnings (losses)	1,897	1,441
Adjusted net losses	$(1,046)	$(2,613)

Adjusted losses per common share	$(0.24)	$(0.61)

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)

	Three Months Ended
	March 31,
	2022	2021
Reconciliation of Adjusted Cash Flow to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$5,873	$23,001
Add (subtract):
Income tax provision	1,968	957
Deferred income taxes	(561)	829
Provision for doubtful accounts	5	1
Inventory liquidation gains	(8,717)	(6,943)
Changes in assets and liabilities	5,470	(15,889)
Adjusted cash flow	$4,038	$1,956

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